Exhibit 19.1

INSIDER TRADING AND DISCLOSURE OF CONFIDENTIAL INFORMATION POLICY

This Policy (the “Insider Trading Policy”) has been adopted by the Board of Directors of Phibro Animal Health Corporation, a Delaware corporation (the “Company”). In adopting this Insider Trading Policy, the Board is mindful that the Company has responsibilities to several constituencies and has various objectives and that the manner in which the Company’s directors and employees trade in the Company’s securities can affect those responsibilities and objectives. Consequently, while all Company personnel are required to comply with applicable law, this Insider Trading Policy is broader than mere compliance with applicable securities laws and may prohibit conduct that is permitted by applicable law. Compliance with this Insider Trading Policy is required of all directors, officers and employees of the Company and its subsidiaries and includes all members of the “immediate family and household” of the foregoing and entities controlled by a person covered by this Insider Trading Policy. As used in this Insider Trading Policy, the term “immediate family and household” means a spouse, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws, and anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in the Company’s securities.

This Insider Trading Policy should not be interpreted to modify any agreements the Company and Company personnel may have entered into regarding the disclosure of confidential information.

1.Prohibition Against Trading and Tipping While Aware of Material, Non-Public Information.

It is a violation of Company policy for any person to engage in transactions in securities of the Company if he or she is aware of material, non-public information concerning the Company or its securities. It also violates this Insider Trading Policy for any director or employee in possession of material, non-public information to recommend that another person buy or sell the Company’s securities or to otherwise improperly disclose such information to others outside the Company who may trade on, or make recommendations to others to trade on, the basis of that information. In that case, both the “tippee” and the “tipper” may be liable for a violation of insider trading laws.

Information is material if a reasonable investor would consider that information important in making a decision to buy, sell or hold securities. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances. Although it is not possible to list all types of information that might be deemed material under particular circumstances, information concerning the following subjects is often found material:

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(i) internal forecasts or budgets; (ii) significant acquisitions or dispositions (including mergers, tender offers and asset purchase or sale transactions); (iii) major product changes or introductions; (iv) special dividends or changes in dividend policy; (v) changes in debt ratings; (vi) significant write-downs of assets or additions to reserves for bad debts or contingent liabilities; (vii) liquidity problems; (viii) extraordinary management developments; (ix) significant financing transactions; (x) major price or marketing changes; (xi) labor negotiations; (xii) significant cybersecurity incidents; and (xiii) significant litigation or investigations by governmental bodies. Information about a company generally is not material if its public dissemination would not have any impact on the price of the Company’s securities. It should be noted that either positive or adverse information may be material.

It should also be noted that materiality may depend on the type of securities involved in the analysis. Materiality can frequently be uncertain and, since your actions will be judged with hindsight, caution should be exercised. If you have any questions in this area, you should contact the Company’s General Counsel or Chief Financial Officer at +1 (201) 329-7300.

Information is non-public if it has not been disclosed to the public and, even after disclosure has been made (e.g., SEC filings, press releases or publicly accessible conference calls), until a reasonable time has passed after it has been disclosed by means likely to result in widespread public awareness. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. These prohibitions against trading while in possession of material, non-public information also apply to material, non-public information about any other company with which the Company does business, including a customer or supplier of the Company, or that is involved in a potential transaction or business relationship with the Company that has been obtained in the course of a person’s work for the Company.

This Insider Trading Policy continues to apply to your transactions in Company securities even after you have terminated employment or other services to the Company or a subsidiary. If you are aware of material, non-public information when your employment or service relationship terminates, you may not trade in Company securities until that information becomes public or is no longer material.

2.Restrictions on Selective Disclosure of Material, Non-Public Information.

It is a violation of Company policy to disclose in any manner any material, non-public information to any person who may trade on, or make recommendations to others to trade on, the basis of that information except as follows: (i) disclosure to a person who has signed an appropriate agreement to hold such information in confidence; (ii) disclosure to Senior Personnel (as defined below) of the Company; (iii) disclosure to personnel who need the information to carry out their services to the Company and who agree to hold the information in confidence; (iv) disclosure to the Company’s legal counsel, accountants or advisors if the information disclosed is related to a matter on which they are involved; or (v) as approved by the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or the General Counsel of the Company. All communications with investors, investor representatives, securities analysts and securities professionals shall be made solely by the Company’s Chief Executive Officer, Chief Financial Officer or a person specifically designated by either of them. All requests for

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information about the Company from stockholders, the financial press, investment analysts and others in the media or financial communities, whether or not involving confidential or non-public information, should be directed to the Company’s Chief Financial Officer at +1 (201) 329-7300, or a person designated by him or her from time to time. If any person subject to this Insider Trading Policy should inadvertently selectively disclose any material, non-public information to any person not covered by the exceptions above, this Insider Trading Policy requires that such inadvertent disclosure be reported as soon as possible to the Chief Executive Officer, Chief Operating Officer, General Counsel, or Chief Financial Officer of the Company. Such inadvertent disclosure may arise because of a mistaken belief about the materiality or non-public nature of the disclosed information, the identity of the recipient of such disclosure, the applicability of a confidentiality agreement or numerous other reasons. Applicable law (Regulation FD, in particular) generally requires that the Company publicly and promptly disclose the information that had been inadvertently disclosed.

3.Window Periods and Pre-Clearance Procedures.

It is not permissible for any member of the board of directors, officers, any employees with the title of vice president or higher, any finance employees who assist with SEC filings, legal department employees, any employees on the Company’s disclosure committee, and any other persons designated by the General Counsel as being subject to these procedures, as well as the immediate family and household, and controlled entities of such persons (“Senior Personnel”) to engage in any transaction in the Company’s securities (including the cashless exercise of any stock option that involves a market sale to generate cash to pay the exercise price or tax liability of such stock option, to the extent permitted, but excluding the exercise of a stock option and cash payment to the Company or the exercise of withholding by the Company of the exercise price or tax liability of a stock option) without first obtaining pre-clearance of the transaction from the General Counsel or Chief Financial Officer, or, if the transaction involves the Chief Financial Officer, from the General Counsel or if the transaction involves the General Counsel, from the Chief Financial Officer. The officer providing such pre-clearance is referred to herein as the “Pre-Clearance Officer.” A request for pre-clearance should be submitted to the Pre-Clearance Officer at least two business days in advance of the proposed transaction. Normally, the Pre-Clearance Officer will clear, to the extent consistent with Company policy, any transaction that complies with this Insider Trading Policy and applicable securities law and occurs inside a period in which transactions are permitted (a “Window Period”). When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company. The requestor, if subject to Section 16 of the Securities Exchange Act of 1934, as amended, should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months. The requestor should also be prepared to comply with Section 16 of the Exchange Act and file Form 4 or Form 5 and SEC Rule 144 and file Form 144, if applicable, at the time of any sale.

However, the Pre-Clearance Officer is under no obligation to approve, and may determine not to permit, any transaction submitted for pre-clearance, even if the transaction falls inside a “Window Period”. If pre-clearance is denied, such denial must be kept confidential by the person requesting pre-clearance. Unless otherwise provided, pre-clearance of a transaction is valid for three business days. If the transaction is not executed within that time, the person requesting pre-clearance must request pre-clearance again.

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Quarterly Permitted Period. The “Window Period” shall include the period beginning two full business days following the release of the Company’s quarterly or annual financial results for the immediately preceding fiscal quarter or year and ending immediately preceding the 15th calendar day before the end of the then-current fiscal quarter. The release of quarterly or annual financial results invariably has the potential to have a material effect on the market for the Company’s securities. As such, a quarterly blackout period is imposed to avoid even the appearance of insider trading.

Event-specific Blackout Period. From time to time, an event may occur that is material to the Company and is known by certain parties. So long as the event remains material and non-public, directors, officers, and such other persons as are designated by the Pre-Clearance Officer may not trade in the Company’s securities. The existence of an event-specific blackout will not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Pre-Clearance Officer will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Pre-Clearance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material non-public information. A person in possession of material, non-public information about the Company may not engage in any transaction involving the Company’s securities either outside or inside the Window Period.

The foregoing procedures do not apply to the purchase or sale of securities in a “blind” trust, mutual fund, “wrap” account or similar arrangement, provided that there are no discussions with the trustee, money manager or other investment advisor who has discretion over the funds. Senior Personnel should consider asking their advisors to refrain from trading in Company securities to prevent any future misunderstanding or embarrassment. Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Prearranged Trading Plans.”

Employee Benefit Plan Blackout Periods. Section 306 of the Sarbanes-Oxley Act of 2002 and Regulation BTR prohibit executive officers and directors of a public company from directly or indirectly acquiring or disposing of any equity securities of a public company received in connection with such person’s service or employment as a director or executive officer during an individual account plan “blackout period.” “Individual account plans” include 401(k) plans, profit sharing plans, stock bonus plans and money purchase pension plans sponsored by the Company. An individual account plan “blackout period” exists whenever the Company or any plan fiduciary temporarily suspends for more than three consecutive business days the ability of 50% or more of the plan participants or beneficiaries under all individual account plans maintained by the Company to acquire or dispose of any of the Company’s equity securities held in the plans. This Insider Trading Policy extends this prohibition to all Senior Personnel.

4.Prearranged Trading Plans.

Rule 10b5-1 under the Exchange Act provides an affirmative defense to insider trading allegations under federal law. In order to be eligible to rely on this defense, a person subject to this

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Insider Trading Policy must enter into a Rule 10b5-1 plan for transactions in Company securities that meets the conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold without regard to certain insider trading restrictions described in this Insider Trading Policy.

To comply with the Policy, the adoption, modification or early termination of a Rule 10b5-1 Plan must be approved by the Pre-Clearance Officer, and all Rule 10b5-1 Plans must meet the requirements of Rule 10b5-1. Any Rule 10b5-1 Plan must be submitted for approval five business days prior to the entry into the Rule 10b5-1 Plan, and any proposed modifications or terminations thereof must be submitted for approval at least three business days prior to the consummation of such actions (or in each case such shorter period as shall be agreed by the Pre-Clearance Officer). No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

In addition, a Rule 10b5-1 Plan may be entered into or modified in any material respect only (i) at a time when the person entering into or modifying the plan is not aware of material nonpublic information about the Company or Company securities and (ii) in the case of Covered Senior Persons, during an open “Window Period.” Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Once a Rule 10b5-1 Plan is pre-cleared and is adopted or modified, it is subject to a “cooling-off” period before execution of the first trade. The “cooling-off” period for directors and officers subject to Section 16 of the Exchange Act ends on the later of: (1) 90 days following the Rule 10b5-1 Plan adoption or modification or (2) two business days following the disclosure in Form 10-Q or Form 10-K of the Company’s financial results for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified (however, the cooling-off period will not exceed 120 days following plan adoption or modification). For all other individuals, a 30-day cooling-off period is required.

A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). Directors and officers subject to Section 16 of the Exchange Act must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information and (ii) they are adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.

All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.

5.Prohibition Against Short Selling.

It violates this Insider Trading Policy for any person subject to this Insider Trading Policy to sell any equity security of the Company if such person either (a) does not own the security sold or (b) does not deliver the security against such sale within twenty days thereafter or does not

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within five days after such sale deposit the security in the mails or other usual channels of transportation.

6.Prohibition Against Trading in Derivatives.

It violates this Insider Trading Policy for any Senior Personnel to purchase, sell or engage in any other transaction involving any derivative securities related to any equity securities of the Company. A “derivative security” includes any option, warrant, convertible security, stock appreciation right or similar security with an exercise or conversion price or other value related to the value of any equity security of the Company. This prohibition does not, however, apply to any derivative security received pursuant to a Company compensatory or benefit plan, contract or arrangement.

7.Annual Certification.

All Senior Personnel of the Company are required to execute and deliver an annual statement to the Chief Financial Officer or General Counsel of the Company, certifying that such person has complied with this Insider Trading Policy at all times from the date hereof (or such lesser time as such person has been covered hereby).

8.Implementation.

The Board of Directors may adopt such reasonable procedures as it deems necessary or desirable in order to implement this Insider Trading Policy.

Where appropriate for this Insider Trading Policy, references to the General Counsel may include an individual designated by the General Counsel to aid the General Counsel in the performance of his or her duties.

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If you have any doubt as to your responsibilities under these guidelines, please seek clarification and guidance from the Chief Financial Officer or the General Counsel of the Company at +1 (201) 329-7300 before you act. Do not try to resolve uncertainties on your own.

The Company expects strict compliance with the foregoing policies by all persons subject to this Insider Trading Policy. Any failure to observe these guidelines may result in serious legal difficulties for you and the Company. Furthermore, any failure to follow this Insider Trading Policy will be considered a matter of extreme seriousness and may serve as a basis for termination of employment or service.

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